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                                                                    EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-88530 and 333-44017) pertaining to the New Mexico and Arizona Land Company 1997 Stock Incentive Plan, the Lipid Sciences, Inc. 2001 Performance Equity Plan, the Lipid Sciences, Inc. 2000 Stock Option Plan, as amended, and Individual Non-Qualified Stock Option Agreements with certain consultants and a director of Lipid Sciences, Inc., of our report dated March 13, 2001, with respect to the 2000 financial statements of Lipid Sciences, Inc. (Pre-Merger Lipid), included in this Annual Report (Form 10-K) of Lipid Sciences, Inc. for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Palo Alto, California
March 27, 2003